EXHIBIT "A"

                       CAPITAL ALLIANCE INCOME TRUST LTD.
                   ANNOUNCES THAT GARY BRAUNSTEIN WILL DIRECT
                          MORTGAGE ORIGINATIONS FOR ITS
                       CONDUIT MORTGAGE BANKING SUBSIDIARY


San Francisco--(Business Wire)--February 10,1999--Capital Alliance Income Trust Ltd. ("CAIT"), a home mortgage real estate investment trust (AMEX: CAA), announced that Gary Braunstein has joined Capital Alliance Advisors Inc. as Senior Vice-President and Director of Sales and Marketing. Capital Alliance Advisors Inc., by contract, manages and provides mortgage origination services for CAIT's conduit mortgage banking subsidiary, Capital Alliance Funding Corporation, as well as for CAIT. Mr. Braunstein will be responsible for creating product development marketing strategies for, and expanding and increasing the capacity of, Capital Alliance's wholesale mortgage loan origination organization. He has over twenty years of increasing management responsibility in both wholesale and retail mortgage lending and origination..

Prior to  joining  Capital  Alliance,  Mr.  Braunstein  was  Vice-President  and
Regional Sales Manager (9 states) for Pacific Thrift and Loan, National Operations, Walnut Creek, CA. and Division Sales Manager (30 states) for Quality Mortgage USA Inc., Irvine, CA with over $50 million in monthly loan origination production.

Capital Alliance Funding Corporation is a specialty mortgage banking firm in which CAIT has a 99% economic interest and is engaged in the business of originating on a nationwide basis and selling, non-conforming residential mortgage loans in "whole loan sales" in the subprime secondary market. A portion of its loan production is provided to CAIT for its portfolio of un- leveraged, non-conforming mortgage loans on 1-4 unit residential properties located primarily in the Western United States with a maximum loan-to-value of 75%.

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Contact:      Capital Alliance Income Trust Ltd.
              Thomas B. Swartz, CEO (415) 288-9575


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